ARTICLES OF AMENDMENT

                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       of

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                        WORLDWIDEWEB INSTITUTE.COM, INC.


         WorldWideWeb Institute.com, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by
Section 607.0602 of the Florida Business Corporation Act (the "Business Corporation Act").

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended through the date hereof, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                                   ARTICLE I.

                        DESIGNATION AND AMOUNT; DIVIDENDS

         The designation of this series, which consists of 11,200 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the "Series A
Preferred Stock") and the stated value shall be One Thousand U.S. Dollars ($1,000.00) per share (the "Stated Value"). The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock will not be entitled to receive dividends on the Series A Preferred Stock.

                                   ARTICLE II.

                               CERTAIN DEFINITIONS

         The following terms shall have the following meanings:


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

James M. Schneider, Esq., Florida Bar No. 214338
Atlas Pearlman, P.A.
350 East Las Olas Blvd., Suite 1700
Fort Lauderdale, Florida 33301
(954) 763-1200

         A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the aggregate Stated Value represented by the then outstanding Series A Preferred Stock ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the Nasdaq Electronic
Bulletin Board (the "Bulletin Board") for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         B. "Conversion Amount" means One Thousand Dollars ($1,000) and any Remedy Amounts and amounts payable in connection therewith (to the extent the Holders (as hereinafter defined) determine to take such payments in shares of Common Stock), each as specified in the notice of conversion in the form attached hereto (the "Notice of Conversion").

         C. "Conversion Date" means, for any Optional Conversion (as defined below), the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

         D. "Conversion Price" means $4.50, and shall be subject to adjustment as provided herein.


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

         E. "Issue Date" means the date of the Closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "Securities Purchase Agreement") and the initial issuance of the Series A Preferred Stock thereon.

         F. "N" means the number of days from, but excluding, the Issue Date.

         G. "Purchase Documents" means this Agreement, the Securities Purchase Agreement, the Registration Rights Agreement (as defined hereinafter), the Stock Purchase Warrants dated the date hereof and the Placement Agency Agreement between the Corporation and The Zanett Securities Corporation dated the date hereof.

                                  ARTICLE III.

                                   CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article III, each holder of the Series A Preferred Stock (a "Holder") may, at any time and from time to time on or after the Issue Date, convert (an "Optional Conversion") each of his shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

                                Conversion Amount
                                -----------------
                                Conversion Price

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation for the Common Stock and (y) surrender or cause to be surrendered certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall immediately send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the documentation to the Company required by Article XIII.G hereof.


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



                  o Delivery of Common Stock Upon Conversion. Upon the surrender of the Preferred Stock Certificates from a Holder of Series A Preferred Stock accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XIII.G) (the "Delivery Period"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a new certificate representing the number of shares of Series A Preferred Stock not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  o Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

                  o No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next higher whole number of shares.

                  o Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall audit the calculations and notify the Corporation and the Holder of the results no later than two business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

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

         C. Limitations on Conversions. The conversion of the Series A Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

                  o Cap Amount. If Rule 4460(i) of the National Association of Securities Dealers, Inc. ("NASD") applies to the Company ("Rule 4460(i)") and notwithstanding the representations and warranties of the Company contained in
Section 3(c) of the Securities Purchase Agreement, if the Company is prohibited by Rule 4460(i) or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock in excess of a prescribed amount (the "Cap Amount"), then the Company shall not be required to issue shares in excess of the Cap Amount; provided, however, that this limitation in this Article III.C.(i) shall not apply and shall be of no further force and effect after the date of the effectiveness of the shareholder approval (the "Shareholder Approval Date") referred to in Section 4(n) of the Securities Purchase Agreement. Assuming solely for purposes of this paragraph C that such Rule 4460(i) is applicable. The Cap Amount shall be allocated pro rata to the Holders of the Series A Preferred Stock as provided in Article XIII.D. In the event the Corporation is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VI.

                  o No Five Percent Holders. Unless a Holder delivers a waiver in accordance with the last sentence of this subparagraph, in no event shall a Holder of the Series A Preferred Stock be entitled to receive shares of Common Stock upon a conversion to the extent that the sum of (x) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (exclusive of shares issuable upon conversion of the unconverted portion of the Series A
Preferred Stock or the unexercised or unconverted portion of any other securities of the Corporation issued by the Corporation pursuant to the Securities Purchase Agreement) subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock with respect to which the determination of this subparagraph is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (x) above. Except as provided in the immediately succeeding sentence, the restriction contained in this subparagraph (ii) shall not be altered, amended, deleted or changed in any manner whatsoever unless the Holders of a majority of the outstanding shares of Common Stock and Majority Holders shall approve such alteration, amendment, deletion or change. In applying the foregoing, such limitation should be applied in conjunction with the application of limitations on conversion or exercise analogous to the foregoing limitation. Notwithstanding the foregoing, a Holder may, by providing written notice to the Company (w) waive the limitation on beneficial ownership set forth in this subparagraph upon sixty-one (61) days' prior notice and (y) irrevocably waive the right to deliver a waiver in accordance with this subparagraph.

                                   ARTICLE IV.

                      RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. On the Issue Date, the Corporation shall reserve 3,000,000 of the authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock and, thereafter the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall not be decreased and shall at all times be sufficient to provide for the conversion of the Series A Preferred Stock outstanding at the then Conversion Price thereof. The Reserved Amount shall be allocated to the Holders of Series A Preferred Stock as provided in Article XIII.D.

                                   ARTICLE V.

                         FAILURE TO SATISFY CONVERSIONS

         A. Conversion Defaults; Adjustments to Conversion Price. The following shall constitute a "Conversion Default": (i) following the submission by a Holder of a Notice of Conversion, the Corporation fails for any reason (other than because of an event described in clause (iii) below) to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such conversion, such number of freely tradeable, (provided a registration statement, which includes the shares issuable upon conversion of the Series A Preferred Stock, has been declared effective, or if no registration statement has been declared effective by the Securities and Exchange Commission (the
"SEC")), such number of non-freely tradeable shares of Common Stock to which such Holder is entitled upon such conversion, (ii) the Corporation provides notice to any Holder of Series A Preferred Stock at any time of its intention not to issue freely tradeable shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of the Series A Preferred Stock (other than because of an event described in clause (iii) below), or (iii) the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Series A Preferred Stock to any Holder because the Corporation (A) does not have available a sufficient number of authorized and reserved shares of Common Stock or (13) such issuance would exceed the then unissued portion of such Holder's Cap Amount. In the case of a Conversion Default described in clauses (i), (ii) or (iii) above, the Conversion Price in respect of any Series A Preferred Stock held by such Holder (including shares of Series A preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued to such Holder) shall thereafter be seventy percent (70%) of what the Conversion Price would otherwise be on the date of the Conversion Default through and including the Default Cure Date (as hereinafter defined). Following any adjustment to the Conversion Price pursuant to this Article V.A, the Conversion Price shall thereafter be subject to further adjustment for any events described in Article VIII. Upon the occurrence of each reset of the Conversion Price pursuant to this Paragraph A, the Corporation, at its expense, shall promptly compute the new Conversion Price and prepare and furnish to each Holder of the Series A Preferred Stock a certificate setting forth such new Conversion Price and showing in detail each Conversion Price in effect during such reset period.

         "Default Cure Date" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Corporation effects the conversion of all of the Series A Preferred Stock subject to a Notice of Conversion, (ii) with respect to a Conversion Default described in clause (ii) of its definition, the date the Corporation issues freely tradeable, (provided a registration statement, which includes the shares issuable upon conversion of the Series A Preferred Stock has been declared effective by the SEC), or if no registration statement has been declared effective, such number of non-freely tradeable shares of Common Stock in satisfaction of all conversions of the Series A Preferred Stock in accordance with Article III.A, (iii) with respect to a Conversion Default described in Clause (iii) of its definition, the date on which the prohibition on issuances of Common Stock terminates, and (iv) with respect to either type of a Conversion Default, the date on which the Corporation redeems the Series A Preferred Stock held by such Holder pursuant to paragraph C of this Article V.

         B. Buy-In Cure. Unless the Corporation has notified the applicable Holder in writing prior to the delivery by such Holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of the Series A Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A(iv) below) and
(ii) thereafter, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such Holder of the unlegended shares of Common Stock (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such Holder (in addition to any other remedies available to the Holder) the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares. For example, if a Holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $ 10,000, the Corporation will be required to pay the Holder $ 1,000. A Holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such Holder pursuant to this Paragraph B. The Corporation shall make any payments required pursuant to this Paragraph B in accordance with and subject to the provisions of Article IX.J.

         C. Penalty Right. If the Corporation fails, and such failure continues uncured for five (5) business days after the Corporation has been notified thereof in writing by the Holder (the "Cure Period"), for any reason (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount, for which failures the Holders shall have the remedies set forth in Articles IV and VI, respectively) to issue shares of Common Stock within 10 business days after the expiration of the Delivery Period with respect to any conversion of the Series A Preferred Stock, then the Holder may elect at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a notice within five (5) business days following the Cure Period (the "Penalty Notice") to the Corporation, to have the Corporation pay such Holder the Penalty Amount (as defined below). If the Corporation fails to pay such Penalty Amount within five business days after its receipt of a Penalty Notice, then such Holder shall be entitled to the remedies provided in Article VII.B.

         D. Definition of Penalty Amount. The "Penalty Amount" means an amount equal to the greater of:

                   o                V                x        M
                           ------------------
                                   CP

         and      (ii)     V x 118%

where:

         "V" means the principal amount aggregate outstanding of the Series A Preferred Stock being paid plus all amounts due and payable thereunder;

         "CP" means the Conversion Price in effect on the date on which the Corporation receives the Penalty Notice; and

         "M" means with respect to all payments due hereunder, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Penalty Notice and ending on the date immediately preceding the date of payment of the Penalty Amount. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and the Majority Holders, or if such agreement cannot be reached within five business days prior to the date of repayment, by an investment banking firm selected by the Corporation and reasonably acceptable to Holders of the outstanding face amount of the outstanding shares of Series A Preferred Stock, with the costs of such appraisal to be borne by the Corporation.


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

                                   ARTICLE VI

                     INABILITY TO CONVERT DUE TO CAP AMOUNT

         A. Obligation to Cure. If Rule 4460(i) applies to the Company and if at any time prior to the Shareholder Approval Date the then unissued portion of any Holder's Cap Amount is less than 135% of the number of shares of Common Stock then issuable upon conversion of such Holder's Series A Preferred Stock (a "Trading Market Trigger Event"), the Corporation shall immediately notify the Holders of the Series A Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders to authorize the issuance of the full number of shares of Common Stock which would be issuable upon the conversion of the Series A Preferred Stock but for the Cap Amount) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock in excess of the Cap Amount ("Trading Market Prohibitions"). In the event the Corporation fails to eliminate all such Trading Market Prohibitions within ninety (90) days after the Trading Market Trigger Event, then each Holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time until such date that all such Trading Market Prohibitions are eliminated, by delivery of a Default Notice (as defined in Article VII.C) to the Corporation, to require the Corporation to purchase for cash, at the Remedy Amount, a number of the Holder's shares of Series A Preferred Stock such that, after giving effect to such repayment, the then unissued portion of such Holder's Cap Amount exceeds 135% of the total number of shares of Common Stock issuable upon conversion of such Holder's Series A Preferred Stock. If the Corporation fails to pay the Remedy Amount within five (5) business days after its receipt of a Remedy Notice, then such Holder shall be entitled to the remedies provided in Articles VI.B and VII.C. On or after the Shareholder Approval Date, the Corporation shall treat any such Trading Market Prohibitions as eliminated.

         B. Remedies. If the Corporation fails to redeem any shares of Series A Preferred Stock pursuant to Article VI.A within five business days after its receipt of such Remedy Notice, and thereafter the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Series A
Preferred Stock to any Holder because such issuance would exceed the then unissued portion of such Holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities, any Holder who is so prohibited from converting its Series A Preferred Stock may elect, as an additional remedy, to require, with the consent of the Majority Holders (including any Series A Preferred Stock held by the requesting Holder), the Corporation to terminate the listing of its Common Stock on the Nasdaq SmallCap Market (or any other stock exchange, interdealer quotation system or trading market which has similar limitations) and to cause its Common Stock to be eligible for trading on any quotation system reasonably acceptable to such Holders that does not contain a similar limitation.

         C. Adjustment to Conversion Price. If the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Series A
Preferred Stock to any Holder because such issuance would exceed the then unissued portion of such Holder's Cap Amount because of applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or its securities then the Conversion Price in respect of any Series A Preferred Stock held by any Holder (including Series A Preferred Stock submitted to the Corporation for conversion, but for which shares of Common Stock have not been issued) shall be adjusted as provided in Article V.A.

                                   ARTICLE VII

                                    REMEDIES

         A. Remedies for the Holder. In the event (each of the events described in clauses (i)-(vi) below after expiration of the applicable cure period (if any) being a "Remedy Event"):

                  o the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of that certain Registration Rights Agreement by and among the Corporation and the other signatories thereto entered into in connection with the Securities Purchase Agreement (the "Registration Rights Agreement") has not been filed by the 75th day after the Closing Date (as defined in the Securities Purchase Agreement), or such Registration Statement, after being declared effective, cannot be utilized by the Holders of the Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for an aggregate of more than 30 days in any one calendar year, excluding any Disclosure Delay Period permitted under the Registration Rights Agreement;

                  o the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of the Series A Preferred Stock upon conversion of any of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the Holder, provided, however, that the foregoing shall not apply if any changes in the rules or regulations of the Securities Exchange Commission, occurring hereafter, would prevent the Company from removing such legend;

                  o the Corporation provides notice to any Holder of the Series A Preferred Stock, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of the Series A Preferred Stock upon conversion in accordance with the terms of the Series A Preferred Stock (other than due to the circumstances contemplated by Articles IV or VI for which the Holders shall have the remedies set forth in such Articles);

                  o       the Corporation shall:

                           (a) sell,  convey or dispose of all or  substantially
all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                           (b)  merge,   consolidate  or  engage  in  any  other
business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged and the Corporation has not sold or issued Common Stock (or securities convertible into or exercisable for Common Stock) equal to 25% or more of the Common Stock or 25% or more of the voting power outstanding before the issuance); or

                           (c) have  fifty  percent  (50%) or more of the voting
power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended); or

                  o the Corporation otherwise shall breach any representations and warranties in the Securities Purchase Agreement or the Registration Rights Agreement and such breach continues uncured for 10 business days after the Corporation has been notified thereof in writing by any Holder;

then, upon the occurrence of any such Remedy Event, the Company shall pay to the Holders the aggregate amount of One Million Dollars ($1,000,000.00) (the "Remedy Amount"), on a pro rata basis, upon receipt by the Corporation of a Remedy Notice (as defined in paragraph B below) by any Holder; provided, however, that in case the Company breaches Section VII(A)(v) hereunder, the Holders' remedies shall not be limited to the Remedy Amount and they shall be able to pursue any and all remedies available under the Purchase Documents and at law or in equity; provided, further, however, that the Corporation shall have the opportunity to demonstrate that the monetary value of the Remedy Event is less than $1,000,000, but in any event the monetary value of the Remedy shall not be calculated at less than [$500,000]. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iii) or (iv) above shall immediately constitute a Remedy Event and there shall be no cure period. Upon the Corporation's receipt of a Remedy Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Remedy Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Remedy Notice from a Holder), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "Remedy Announcement") to each Holder stating the date upon which the Corporation received such Remedy Notice.

         B. Remedy Penalties. If the Corporation fails to pay the Remedy Amount, or the full value of their Penalty Amount, as the case may be, within ten (10) business days after its receipt of a notice requiring such repayment (a "Remedy Notice"), then the Holders shall be entitled to interest on their pro rata portion of the Remedy Amount, or the full value of their Penalty Amount, as the case may be, at a per annum. rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Remedy Notice or Penalty Notice, as the case may be, until the date of payment of the Remedy Amount or Penalty Amount, as the case may be, hereunder.

                                  ARTICLE VIII

                       ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the
Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If, at anytime after the Closing Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of
(i) - (iv) above being a "Corporate Change"), then the Holders of the Series A Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion (without giving effect to the limitations contained in Article III.C) had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the face amount of the Series A PreferTed Stock then outstanding) shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the economic value of the Series A Preferred Stock is in no way diminished by such Corporate Change and that the provisions hereof including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change and shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.

The Corporation shall not effect any Corporate Change unless (i) each Holder of the Series A Preferred Stock has received written notice of such transaction at least 75 days prior thereto, but in no event later than 20 days prior to the record date for the determination of shareholders entitled to vote with respect thereto, and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the face amount of the Series A Preferred Stock then outstanding) the obligations of the Series A Preferred Stock. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C.  [Intentionally Omitted.]

         D. Adjustment Due to Distribution. If, at any time after the Closing Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to Holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin- off)) (a "Distribution"), then the Holders of the Series A Preferred Stock shall be entitled, upon any conversion of the Series A Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article III.C) had such Holder been the Holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

         E. Issuance of Other Securities With Variable Conversion Price. If, at any time after the Closing Date, the Corporation shall issue any securities in one or more transactions, in excess of Two Hundred Fifty Thousand Dollars ($250,000), which are convertible into or exchangeable for Common Stock ("Convertible Securities") at a conversion or exchange rate based on a discount to the market price of the Common Stock at the time of conversion or exercise, then the Conversion Price in respect of any conversion of any outstanding shares of Series A Preferred Stock after such issuance shall be adjusted to be the lesser of (i) such other conversion price provided for in such Convertible Securities, or (ii) the Conversion Price.

         F. Purchase Rights. If, at any time after the Closing Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record Holders of any class of Common Stock, then the Holders of the Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the outstanding shares of Series A Preferred Stock (without giving effect to the limitations contained in Article III.C) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record Holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VIII, the
Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of the Series A Preferred Stock, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any shares of Series A Preferred Stock.

                                   ARTICLE IX

                                      RANK

         The Series A Preferred Stock shall rank (i) prior to the Corporation's Common Stock; (ii) prior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks junior to the Series A Preferred Stock ("Junior Securities"); (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of Series A Preferred Stock obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock ("Senior Securities"); and (iv) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the Holders of the Series A Preferred Stock obtained in accordance with Article XI hereof) specifically ranking by its terms on parity with the Series A Preferred Stock ("Pari Passu Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                                    ARTICLE X

                             LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Corporation (other than Senior Securities and Pari Passu Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders of the Series A Preferred Stock and Holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity nor the sale or transfer by the Corporation of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

         C. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the Stated Value thereof, plus the accrued Premium thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

                                   ARTICLE XI

                                  VOTING RIGHTS

         The Holders of the Series A Preferred Stock have no voting power whatsoever, except as otherwise provided by the Business Corporation Act and in
Article XII below.

         Notwithstanding the above, the Corporation shall provide each Holder of Series A Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders) at the same time such notice and materials are provided to the Holders of Common Stock. If the Corporation takes a record of its shareholders for the purpose of determining shareholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each Holder, at least 20 days prior to the record date specified therein (but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the Business Corporation Act the vote of the Holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the Holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Holders of at least a majority of the then outstanding shares of Series A Preferred Stock (except as otherwise may be required under the Business Corporation Act) shall constitute the approval of such action by the class. To the extent that under the Business Corporation Act Holders of the Series A Preferred Stock are entitled to vote on a matter with Holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article IV.C(ii)) using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated.

                                   ARTICLE XII

                              PROTECTION PROVISIONS

         So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Business Corporation Act) of a majority in interest of the Holders of the then outstanding shares of Series A Preferred Stock:

                  o alter or change the rights, preferences or privileges of the Series A Preferred Stock;

                  o alter or change the rights, preferences or privileges of any previously issued shares of capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;

                  o create any new classes or series of capital stock, which classes or series, in tli6 aggregate, have a face amount or stated value, in excess of Two Hundred Fifty Thousand Dollars ($250,000), having a preference over the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Senior Securities");

                  o create any new class or series of capital stock ranking pari passu with the Series A Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article IX hereof, "Pari Passu Securities");

                  o increase the authorized number of shares of Series A Preferred Stock;

                  o   issue any shares of Senior Securities;

                  o issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement;

                  o   redeem,  or  declare  or  pay   any   cash   dividend   or
distribution on, any Junior Securities; or

                  o   increase the par value of the Common Stock.
Notwithstanding the foregoing, no change pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         A. Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         B. Notices. Any notices required or permitted to be given under the terms of this Series A Preferred Stock shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

                              If to the Corporation:

                              WORLDWIDEWEB INSTITUTE.COM, INC.
                              6245 N.W. 9th Avenue, Suite 201
                              Fort Lauderdale, FL 33309
                              Telecopy: (954) 776-3322
                              Attn: Smiley Sansoni

                              with a copy to:

                              Atlas Pearlman, P.A.
                              350 East Las Olas Boulevard, Suite 1700
                              Fort Lauderdale, Fl, 33301
                              Attention: James M. Schneider, Esquire
                              Telecopy: 954-766-7800

         If to the Holder, to the address set forth under such Holder's name on the signature page to the Securities Purchase Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address.

         C. Amendment Provision. This Certificate of Designation and any provision hereof may only be amended by an instrument in writing signed by the Corporation and all of the Holders. The term "Certificate of Designation" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         D. Assignability; Allocation of Cap Amount and Reserved Amount. This Certificate of Designation shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the Holders of the Series A Preferred Stock based on the aggregate principal amount of Series A Preferred Stock issued to each Holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the Holders of Series A Preferred Stock based upon the number of shares of Series A Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred Stock shall be allocated to the remaining Holders of Series A Preferred Stock, pro rata based upon the number of shares of Series A Preferred Stock then held by such Holders.

         E. Governing Law; Jurisdiction. This Certificate of Designation shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in New York, New York in any suit or proceeding based on or arising under this Certificate of Designation and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

         F. Denominations. At the request of Holder, upon surrender of this Certificate of Designation, the Corporation shall promptly issue new shares of Series A Preferred Stock in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as Holder shall request.

         G. Lost or Stolen Certificate of the Series A Preferred Stock. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any shares of Series A Preferred Stock and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any shares of Series A Preferred Stock, the Corporation shall execute and deliver a new shares of Series A Preferred Stock of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen shares of Series A Preferred Stock if the Holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Stock.

         H. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each Holder a written report notifying the Holders of any occurrence which prohibits the Corporation from issuing Common Stock upon any such conversion. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of shares of Series A Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the shares of Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the shares of Series A Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall deliver the report for each quarter to each Holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, within 15 days after delivery to the Corporation of a written request by any Holder, any of the information enumerated in clauses (i)-(iv) of this Paragraph H as of the date of such request. Simultaneously with delivering such quarterly statements or responding to such written request, the Corporation shall issue a press release with substantially the same information.

         I. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a Holder under the Certificate of Designation(upon redemption or otherwise), such cash payment shall be made to the Holder within five business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum. rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

         J. Restrictions on Shares. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock may not Pe sold or transferred unless
(i) they first shall have been registered under the Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon conversion of the Series A Preferred Stock that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend, substantially in the following form, as appropriate:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED UNDER AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a Holder of a certificate representing any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation shall remove the foregoing legend from the certificate and issue to such Holder new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from Holder that Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Certificate of Designation shall (i) limit the Corporation's obligation under the Registration Rights Agreement, or (ii) affect in any way Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

         K. Status as Shareholder. Upon submission of a Notice of Conversion by a Holder of the Series A Preferred Stock, (i) shares covered thereby (other than any portion of the Series A Preferred Stock, if any, which cannot be converted because their conversion would exceed such Holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock as of the Conversion Date and (ii) the Holder's rights as a Holder of such Series A Preferred Stock shall cease and terminate (but only with respect to that portion of the Series A Preferred Stock covered by such Notice of Conversion), excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Series A Preferred Stock. In situations where Article V.B is applicable, the number of shares of Common Stock referred to in clauses (i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the Holder. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the Holder otherwise elects to retain its status as a Holder of Common Stock by so notifying the Corporation within five business days after the expiration of such 10 business day period) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under the Series A Preferred Stock and the Corporation shall, as soon as practicable, return the Series A Preferred Stock to the Holder. In all cases, the Holder shall retain all of its rights and remedies (including, without limitation, (i) the right to receive payments pursuant to Article V.C to the extent required thereby for such Conversion Default and any subsequent Conversion Default and (ii) the right to have the Conversion Price with respect to subsequent conversions determined in accordance with Article V.A) for the Corporation's failure to convert the Series A Preferred Stock.

         L. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  [REMAINDER Of PAGE INTENTIONALLY LEFT BLANK]

         The foregoing Certificate of Designation was adopted by the Board of Directors of the Corporation acting by written consent dated March 28, 2000 pursuant to Section 607.0821 of the Florida Business Corporation Act. Therefore, the number of votes cast for the amendment to the Corporation's Articles of Incorporation was sufficient for approval.

         IN WITNESS WHEREOF, Borrower has caused this Certificate of Designation to be executed by its duly authorized officer.

                                            WORLDWIDEWEB INSTITUTE.COM, INC.



                                            By:_______________________________
                                                     S. J. Sansoni, President

                                                                       Exhibit I
                                                                       ---------

                              NOTICE OF CONVERSION

To:      WorldWideWeb Institute, Inc.
         6245 N.W. 9th Avenue, Suite 201
         Fort Lauderdale, Florida 33309
         Telecopy:_________________
         Attention:_________________

The undersigned hereby irrevocably elects to convert $___________ of the face amount of the Series A Preferred Stock (the "Conversion"), into shares of common stock ("Common Stock") of WorldWideWeb Institute.com, Inc. (the "Corporation") according to the conditions of the Series A Certificate of Designation dated as of February 28, 2000 (the "Certificate") as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of the Certificate of the Series A Preferred Stock is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or i 1 is nominee (which is with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Series A Stock Certificate(s) for the principal balance which shall not have been converted.

Check Box if Applicable:

         o In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                            Date of Conversion:_________________________________

                            Applicable Conversion Price:________________________

                            Amount of Remedy Default
                            Payments to be converted, if any:___________________

                            Number of Shares of
                            Common Stock to be Issued:__________________________

                            Signature:__________________________________________

                            Name:_______________________________________________

                            Address:____________________________________________